NEWS RELEASE

For Immediate Release

Nord Resources Announces Replacement Copper Sales Agreement

TUCSON, AZ, January 4, 2013 – Nord Resources Corporation (OTC Pink Market: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced that it entered into a new copper cathode sales agreement with Red Kite Master Fund Limited for 100% of the production from the Johnson Camp Mine, given the expiry of the long term copper cathode sales agreement between the parties that was in place from February 1, 2008 through December 31, 2012.

The agreement runs through March 31, 2013 with renewable extensions by mutual agreement of both parties. Pursuant to the agreement, Red Kite accepts delivery of the cathodes at the Johnson Camp Mine, and pricing is based on the COMEX price for high–grade copper on the date of sale.

In July 2010, Nord suspended mining new ore at the Johnson Camp Mine as it sought financing to permit the company to restructure its debt and provide additional capital for constructing a new leaching pad. It continues to leach copper from the material previously placed on the existing three pads on its property, processing it through the Johnson Camp Mine’s SX-EW plant. As expected, the level of copper production and sales continue to decline at a steady rate.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located in Dragoon, Arizona, approximately 65 miles east of Tucson. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital and its unsecured note payable to Fisher Sand & Gravel Company, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company’s inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca